Exhibit 99.1

San Juan Basin Royalty Trust

News Release

Compass Bank, Trustee

300 W. 7th Street, Suite B

Fort Worth, Texas 76102

San Juan Basin Royalty Trust

Declares Monthly Cash Distribution

FORT WORTH, Texas, June 19, 2012 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $3,293,313.53 or $0.070659 per unit, based principally upon production during the month of April 2012. The distribution for June also includes $209,347 in additional revenue and interest due as part of the ongoing negotiation of compliance audit exceptions. The distribution is payable July 16, 2012, to unit holders of record as of June 29, 2012.

Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 2,666,944 Mcf (2,918,921 MMBtu). Dividing revenues by production volume yielded an average gas price for April 2012 of $2.90 per Mcf ($2.65 per MMBtu) as compared to $3.52 per Mcf ($3.21 per MMBtu) for March 2012. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $963,715. Lease operating expenses were $2,104,770 and taxes were $783,979.

Contact:

San Juan Basin Royalty Trust

Compass Bank

Lee Ann Anderson, Vice President & Senior Trust Officer

Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Fax:         (817) 735-0936

Website: www.sjbrt.com

e-mail: sjt@compassbank.com